SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                          August 18, 2006

Public Service Company of Colorado

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

001-3280	84-0296600
(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                       303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 14, 2006, Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy Inc., filed an application with the Colorado Public Utilities Commission (CPUC) to increase its base electric rates by approximately $210 million annually, which includes $30 million in purchase power capacity costs through an adjustment clause, referred to as the PCCA.  PSCo proposed an 11 percent return on equity and reflected a capital structure having 59.93 percent equity.  The CPUC suspended PSCo’s request to increase rates and set the matter for hearing.

On Aug. 18, 2006, PSCo received testimony from 11 intervenor groups, including the staff of the CPUC and the Office of Consumer Counsel (OCC). The intervenor testimony addressed a multitude of cost-of-service issues and recommended various reductions to PSCo’s requested increase.  The intervenors' recommended increases ranged from $24.8 million to $91.4 million, exclusive of PCCA revenue.  The CPUC staff recommended an overall base rate increase of $70.5 million.  In addition, the staff generally agreed with PSCo’s proposal for a PCCA mechanism through Dec. 31, 2009.  The staff's filed case incorporates a 9.5 percent return on equity, adopts PSCo’s recommended capital structure and reduces depreciation expense by $19.6 million annually.  The staff also uses an average-rate-base method to calculate the cost of the construction work in progress of the new 750-megawatt pulverized coal-fired unit being constructed at the existing Comanche generating plant near Pueblo, Colo., for which recovery will be included in current rates.

The OCC recommended an overall base rate increase of $24.8 million, which incorporates an 8.5 percent return on equity, adopts PSCo’s capital structure and reduces depreciation expense by $40.5 million annually.

PSCo’s rebuttal testimony is expected to be filed on Sept. 29, 2006 with hearings expected to commence on Oct. 23, 2006.  New rates are expected to become effective on or about Jan. 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Service Company of Colorado
(a Colorado Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

August 23, 2006